Exhibit 99.1

Travelport Worldwide Limited Reports Third Quarter 2017 Results

INTERNATIONAL AND BEYOND AIR DRIVE REVENUE GROWTH ACROSS THE PLATFORM

LANGLEY, U.K., November 2, 2017 — Travelport Worldwide Limited (NYSE: TVPT) announced today its financial results for the third quarter and nine months ended September 30, 2017.

Highlights (for the third quarter unless stated otherwise)

•	Net revenue increased 3% to $611 million
•	Net income decreased 78% to $5 million, primarily driven by an increase in the provision for income taxes; Adjusted EBITDA decreased 9% to $136 million
•	Travel Commerce Platform revenue increased 5% to $586 million, offset, as expected, by a decrease in Technology Services revenue of 20% to $25 million largely due to the sale of IGT Solutions Private Ltd. (IGTS) in April 2017
•	Beyond Air revenue increased 11% to $169 million, contributing 29% of Travel Commerce Platform revenue (Q3 2016: 27%). eNett revenue increased 30% to $54 million
•	International revenue increased 7% driven by growth in both Reported Segments and RevPas, with 12% revenue growth in Asia Pacific and segment growth in all regions
•	Net cash provided by operating activities decreased 14% to $96 million; Free Cash Flow decreased 26% to $63 million
•	Completed successful repricing of term loans, reducing interest rate by 50 basis points, and made an additional $50 million voluntary prepayment of term loans

Gordon Wilson, President and CEO of Travelport, commented:

“Our Travel Commerce Platform delivered revenue growth of 5% for the quarter, which included revenue growth across all International regions and a particularly strong performance in Asia where we continue to gain air market share. Our leadership there has been further strengthened by our partnership with India’s largest OTA, MakeMyTrip, together with the signing of Traveloka, which is the leading OTA in Indonesia and will now leverage our technologies to expand across Asia. In Beyond Air, we continue to see good momentum in hotel and car bookings, while our commercial payments business eNett accelerated to 30% revenue growth for the quarter, driven by transaction growth with several major European and Asian OTAs.

Our Adjusted EBITDA decreased in the quarter, with several of our planned technology investments moving from design to implementation phase, as we further expand our products and capabilities. We also incurred higher commercial expenditure relating to the growth and ongoing implementation of our signed new business. As our mix of business continues to pivot towards the fast-growing online channel, I am confident that these investments will drive sustainable longer-term growth. For the full year 2017, we anticipate Adjusted EBITDA growth to be within the 2 to 4% range as guided.”

Summary

	Three months ended September 30,			Nine months ended September 30,
(in $ thousands, except per share amounts)	2017	2016	Change	2017	2016	Change
Net revenue	610,842	590,756	3%	1,873,712	1,805,924	4%
Operating income	60,739	62,235	(2)%	233,459	179,863	30%
Net income	4,681	21,404	(78)%	94,910	24,156	*
Income per share – diluted	$0.04	$0.17	(77)%	$0.76	$0.18	*
Adjusted EBITDA	136,437	150,432	(9)%	451,996	443,585	2%
Adjusted Operating Income	76,392	87,757	(13)%	268,465	267,017	1%
Adjusted Net Income	22,671	40,995	(45)%	137,034	126,237	9%
Adjusted Income per Share – diluted	$0.18	$0.33	(46)%	$1.09	$1.02	7%
Net cash provided by operating activities	95,735	110,926	(14)%	274,342	213,858	28%
Free Cash Flow	63,372	85,781	(26)%	195,150	143,728	36%
Cash dividend per share	$0.075	$0.075	—	$0.225	$0.225	—

* Percentage calculated not meaningful

The Company refers to certain non-GAAP financial measures in this press release, including Adjusted EBITDA, Adjusted Operating Income (Loss), Adjusted Net Income (Loss), Adjusted Income (Loss) per Share - diluted, Capital Expenditures, Net Debt and Free Cash Flow. Please refer to pages 10 to 13 of this press release for additional information, including reconciliations of such non-GAAP financial measures.

Discussion of Results for the Third Quarter of 2017

Unless otherwise stated, all comparisons are for the third quarter of 2017 compared to the third quarter of 2016.

Net Revenue

Net revenue is comprised of:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in $ thousands)	2017	2016	% Change	2017	2016	% Change
Air	$417,371	$407,926	2	$1,315,500	$1,277,671	3
Beyond Air	168,782	151,857	11	476,474	435,056	10
Travel Commerce Platform	586,153	559,783	5	1,791,974	1,712,727	5
Technology Services	24,689	30,973	(20)	81,738	93,197	(12)
Net Revenue	$610,842	$590,756	3	$1,873,712	$1,805,924	4

Net revenue increased by $20 million, or 3%, to $611 million primarily due to growth in Travel Commerce Platform revenue of $26 million, or 5%. Within Travel Commerce Platform revenue, Air revenue increased by $9 million, or 2%. Beyond Air revenue increased by $17 million, or 11%, driven by a 30% increase in eNett net revenue to, $54 million, primarily due to an increase in the volume of payments settled with existing customers and new customer wins. Technology Services revenue decreased by $6 million, or 20%, primarily due to the sale of IGTS in April 2017.

The table below sets forth Travel Commerce Platform revenue by region:

	Three Months Ended September 30,			Nine Months Ended September 30,
(in $ thousands)	2017	2016	% Change	2017	2016	% Change
Asia Pacific	$145,008	$129,309	12	$437,748	$388,330	13
Europe	185,801	180,746	3	568,811	558,303	2
Latin America and Canada	27,563	26,336	5	83,919	82,617	2
Middle East and Africa	77,494	72,833	6	238,959	223,629	7
International	435,866	409,224	7	1,329,437	1,252,879	6
United States	150,287	150,559	—	462,537	459,848	1
Travel Commerce Platform	$586,153	$559,783	5	$1,791,974	$1,712,727	5

The table below sets forth Travel Commerce Platform Reported Segments and global RevPas by region:

	Reported Segments (in thousands)
	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016	% Change	2017	2016	% Change
Asia Pacific	17,807	16,735	6	54,712	50,733	8
Europe	20,117	19,588	3	63,478	63,282	—
Latin America and Canada	4,706	4,279	10	13,862	13,353	4
Middle East and Africa	9,354	9,243	1	28,271	28,876	(2)
International	51,984	49,845	4	160,323	156,244	3
United States	33,413	34,100	(2)	104,652	104,481	—
Travel Commerce Platform Reported Segments	85,397	83,945	2	264,975	260,725	2

	RevPas (in $)
	Three Months Ended September 30,			Nine Months Ended September 30,
	2017	2016	% Change	2017	2016	% Change
International	$8.38	$8.21	2	$8.29	$8.02	3
United States	$4.50	$4.41	2	$4.42	$4.40	—
Travel Commerce Platform RevPas	$6.86	$6.67	3	$6.76	$6.57	3

Reported Segments increased marginally by 1 million, or 2%. International Reported Segments increased 4% with increases in both Air and Beyond Air segments. United States Reported Segments decreased 2%. Travel Commerce Platform RevPas increased 3% to $6.86, driving a $17 million increase in Travel Commerce Platform revenue. Both International RevPas and United States RevPas increased 2% to $8.38 and $4.50, respectively.

International Travel Commerce Platform revenue increased by $27 million, or 7%, with growth across all regions. Asia Pacific contributed $16 million of the growth primarily due to a 6% increase in Reported Segments and a 5% increase in RevPas.

Operating Income

Operating income decreased marginally by $1 million to $61 million mainly due to the following:

•	$36 million increase within cost of revenue primarily due to increase in Reported Segments, increase in travel distribution cost per segment driven by mix, pricing and higher volume related incentives along with incremental costs from our payment solutions business, offset by:
•	$20 million increase in net revenue
•	$12 million decrease in selling, general and administrative expenses (“SG&A”) primarily due to the favorable impact of foreign currency exchange rate movement
•	$3 million decrease in depreciation and amortization primarily due to useful lives expiring on a portion of assets acquired on the sale of Travelport to Blackstone in 2006 and the acquisition of Worldspan in 2007

Net Income

Net income decreased by $17 million to $5 million mainly due to the following:

•	$1 million decrease in operating income
•	$13 million increase in the provision for income taxes due to the adverse impact of a reassessment of geographical profit mix and international tax phasing benefits realized in 2016
•	$4 million increase in loss on early extinguishment of debt due to amendments made to our senior secured credit agreement

Net Cash Provided by Operating Activities

Net cash provided by operating activities decreased by $15 million to $96 million, primarily due to higher interest, tax and customer loyalty payments.

Adjusted EBITDA

Adjusted EBITDA decreased by $14 million to $136 million due to the following:

•	$39 million increase within cost of revenue (excluding a $3 million decrease related to the amortization of customer loyalty payments which is excluded from Adjusted EBITDA); offset by:
•	$20 million growth in net revenue
•	$3 million decrease in SG&A (excluding an $8 million net decrease related to non-core corporate costs that are excluded from net income to determine Adjusted EBITDA) primarily due to the favorable impact of foreign currency exchange rate movement

Adjusted Net Income

Adjusted Net Income decreased by $18 million to $23 million mainly due to the following:

•	$17 million decrease in net income
•	$6 million decrease in adjustments, net of tax, for non-core corporate costs within SG&A, as discussed above, offset by:
•	$4 million increase due to loss on early extinguishment of debt as a result of amendments to our senior secured credit agreement, which is excluded to determine Adjusted Net Income

Free Cash Flow

Free Cash Flow decreased by $22 million to a cash inflow of $63 million, primarily due to a $15 million decrease in net cash provided by operating activities and a $7 million increase in cash additions to property and equipment.

Net Debt

Net Debt decreased from $2,205 million as of December 31, 2016 to $2,070 million as of September 30, 2017 and is comprised of $2,275 million in total debt less $205 million in cash and cash equivalents. The decrease in total debt of $70 million (which includes an additional $50 million voluntary prepayment of principal amount of term loans) and increase of $65 million in the cash and cash equivalents balance as of September 30, 2017 compared to December 31, 2016 resulted in a decrease of $135 million in the Net Debt balance.

Full Year 2017 Financial Guidance

The following forward-looking statements, as well as those made elsewhere within this press release, reflect expectations as of November 2, 2017. We assume no obligation to update these statements. Results may be materially different and are affected by many factors detailed in this release and in Travelport’s quarterly and annual Securities and Exchange Commission (“SEC”) filings and/or furnishings, which are available on the SEC’s website at www.sec.gov.

Our guidance for full year 2017 net revenue is unchanged, as detailed below. Furthermore, we continue to anticipate that our commercial payments business, eNett, will grow net revenue by at least 20% in 2017. This is subject to exchange rate movements given that eNett’s net revenue is largely denominated in currencies other than the U.S. dollar.

We anticipate Adjusted EBITDA, Adjusted Net Income and Adjusted Income per Share (diluted) to be at the mid-to-lower-end of their respective guidance ranges.

Our guidance for Free Cash Flow is unchanged.

(in $ millions, except per share amounts)	FY 2017 Guidance	Growth
Net revenue	$2,425 - $2,475	3% - 5%
Adjusted EBITDA (1)	$585 - $595	2% - 4%
Adjusted Net Income (1)	$165 - $175	7% - 13%
Adjusted Income per Share – diluted (2)	$1.29 - $1.37	5% - 12%
Free Cash Flow (3)	$190 - $210	(1)% - 10%

(1)	Adjusted EBITDA guidance consists of Adjusted Net Income guidance excluding expected depreciation and amortization of property and equipment and expected amortization of customer loyalty payments of $240 million to $250 million, expected interest expense, net (excluding the impact of unrealized gain (loss) on interest rate derivative instruments) of $120 million to $125 million and expected related income taxes of approximately $55 million. Adjusted Net Income guidance excludes the expected impact of amortization of intangible assets of approximately $40 million, expected equity-based compensation and related taxes and corporate and restructuring costs of $55 million to $65 million and expected income taxes related to these adjustments of up to $5 million. We are unable to reconcile Adjusted EBITDA and Adjusted Net Income to net income (loss) determined under U.S. GAAP due to the unavailability of information required to reasonably predict certain reconciling items such as loss on early extinguishment of debt, impairment of long-lived assets, unrealized gains or losses on foreign currency and interest rate derivative instruments, and the related tax impact of these adjustments.
(2)	Adjusted Income per Share - diluted guidance consists of Adjusted Net Income divided by our expected weighted average number of dilutive common shares for 2017 of approximately 127.5 million.
(3)	Free Cash Flow guidance reflects expected net cash provided by operating activities for 2017 of $300 million to $330 million less cash additions to property and equipment of $110 million to $120 million.

This guidance assumes spot foreign exchange rates as of October 26, 2017, together with the impact of foreign exchange rate hedges undertaken during 2016 as part of our rolling hedging program.

Impact of Foreign Exchange Movements

Our results of operations are reported in U.S. dollars. With approximately 91% of our net revenue denominated in U.S. dollars in the third quarter of 2017, exchange rate movements in this currency have a low impact on our net revenue. Of our costs and expenses in the third quarter of 2017, excluding depreciation on property and equipment, amortization of customer loyalty payments, amortization of acquired intangible assets and non-core corporate costs, approximately 59% were denominated in U.S. dollars.

We employ foreign exchange forward contracts to hedge our exposure to changes in foreign exchange rates, particularly against the British pound, the Euro and the Australian dollar, which are the main non-U.S. dollar components of our costs and expenses. The year over year impact of foreign exchange movements had an immaterial impact to Adjusted EBITDA for the third quarter of 2017.

Dividend

On October 31, 2017, Travelport’s Board of Directors declared a cash dividend of $0.075 per common share for the third quarter of 2017. The dividend will be payable on December 21, 2017 to shareholders on record as at market close on December 7, 2017.

Conference Call

The Company’s third quarter 2017 earnings conference call will be held later today (on November 2, 2017) beginning at 8:30 a.m. (Eastern Time).

A live audiocast of the presentation and accompanying slides will be available via the Investor Center section of Travelport’s website at ir.travelport.com. Please visit the site or click the following link to pre-register: https://www.webcaster4.com/Webcast/Page/1138/23004.

A replay of the audiocast will be available on the Investor Center section of Travelport’s website shortly after the end of the earnings call, where it will remain for one year thereafter.

Contacts

For further information, please contact:

Investors:

Majid Nazir

Vice President, Investor Relations

Tel: +44 (0)1753 288 857

majid.nazir@travelport.com

Media:

Julian Eccles

Vice President, PR and Corporate Communications
Tel: +44 (0)7720 409 374
julian.eccles@travelport.com

About Travelport (www.travelport.com)

Travelport (NYSE: TVPT) is the technology company which makes the experience of selling, buying and managing travel continually better. It operates a travel commerce platform providing distribution, technology, payment and other solutions for the global travel and tourism industry. The Company facilitates travel commerce by connecting the world’s leading travel providers with online and offline travel buyers in a proprietary business-to-business (B2B) travel marketplace.

Travelport has a leadership position in airline merchandising, hotel content and distribution, car rental, mobile commerce and B2B payment solutions. The Company also provides critical IT services to airlines, such as shopping, ticketing, departure control and other solutions. With net revenue of over $2.3 billion in 2016, Travelport is headquartered in Langley, U.K., has approximately 4,000 staff and is represented in 180 countries and territories.

Forward-Looking Statements

Certain statements in this press release, including outlook and financial guidance, constitute “forward-looking statements” that involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements preceded by, followed by or that otherwise include the words “believes”, “expects”, “anticipates”, “intends”, “projects”, “estimates”, “plans”, “may increase”, “may fluctuate” and similar expressions or future or conditional verbs such as “will”, “should”, “would”, “may” and “could” are generally forward-looking in nature and not historical facts. Any statements that refer to expectations or other characterizations of future events, circumstances or results are forward-looking statements.

Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to: factors affecting the level of travel activity, particularly air travel volume, including security concerns, pandemics, general economic conditions, natural disasters and other disruptions; general economic and business conditions in the markets in which we operate, including fluctuations in currencies, particularly in the U.S. dollar, and the economic conditions in the Eurozone; pricing, regulatory and other trends in the travel industry; our ability to obtain travel provider inventory from travel providers, such as airlines, hotels, car rental companies, cruise lines and other travel providers; our ability to develop and deliver products and services that are valuable to travel agencies and travel providers and generate new revenue streams; maintenance and protection of our information technology and intellectual property; the impact on travel provider capacity and inventory resulting from consolidation of the airline industry; the impact our outstanding indebtedness may have on the way we operate our business; our ability to achieve expected cost savings from our efforts to improve operational and technology efficiency, including through our consolidation of multiple technology vendors and locations and the centralization of activities; our ability to maintain existing relationships with travel agencies and to enter into new relationships on acceptable financial and other terms; and our ability to grow adjacencies, such as payment solutions and mobile commerce; and the impact on business conditions worldwide as a result of political decisions, including the United Kingdom’s decision to leave the European Union. These and other potential risks and uncertainties that could cause actual results to differ are more fully detailed under the caption “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) on February 21, 2017, and our Quarterly Reports on Form 10-Q filed with the SEC on May 9, 2017 and August 3, 2017 and available on the SEC’s website at www.sec.gov.

Other unknown or unpredictable factors could also have material adverse effects on our performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this press release. Except to the extent required by applicable securities laws, the Company undertakes no obligation to release any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

This press release includes certain non-GAAP financial measures as defined under SEC rules. As required by SEC rules, important information regarding such measures is contained below.

TRAVELPORT WORLDWIDE LIMITED

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(unaudited)

(in $ thousands, except share data)	Three Months Ended September 30, 2017	Three Months Ended September 30, 2016	Nine Months Ended September 30, 2017	Nine Months Ended September 30, 2016

Net revenue	$610,842	$590,756	$1,873,712	$1,805,924

Costs and expenses
Cost of revenue	388,027	351,534	1,144,572	1,090,816
Selling, general and administrative	111,762	123,406	338,810	377,177
Depreciation and amortization	50,314	53,581	156,871	158,068
Total costs and expenses	550,103	528,521	1,640,253	1,626,061

Operating income	60,739	62,235	233,459	179,863
Interest expense, net	(28,793)	(29,813)	(92,011)	(129,821)
Gain on sale of a subsidiary	—	—	1,217	—
Loss on early extinguishment of debt	(4,682)	(955)	(4,682)	(3,626)

Income before income taxes	27,264	31,467	137,983	46,416
Provision for income taxes	(22,583)	(10,063)	(43,073)	(22,260)

Net income	4,681	21,404	94,910	24,156
Net loss (income) attributable to non-controlling interest in subsidiaries	169	(566)	973	(1,564)
Net income attributable to the Company	$4,850	$20,838	$95,883	$22,592

Income per share – Basic:
Income per share	$0.04	$0.17	$0.77	$0.18
Weighted average common shares outstanding - Basic	124,469,069	123,920,699	124,303,716	123,821,339

Income per share – Diluted:
Income per share	$0.04	$0.17	$0.76	$0.18
Weighted average common shares outstanding - Diluted	126,188,372	124,291,687	125,827,540	124,209,052

TRAVELPORT WORLDWIDE LIMITED

CONSOLIDATED CONDENSED BALANCE SHEETS

(unaudited)

(in $ thousands, except share data)	September 30, 2017	September 30, 2016
Assets
Current assets:
Cash and cash equivalents	$204,646	$139,938
Accounts receivable (net of allowances for doubtful accounts of $13,611 and $13,430)	252,661	218,224
Other current assets	107,541	84,089
Total current assets	564,848	442,251
Property and equipment, net	406,848	431,046
Goodwill	1,088,653	1,079,951
Trademarks and tradenames	313,097	313,097
Other intangible assets, net	517,538	511,607
Deferred income taxes	9,313	9,213
Other non-current assets	58,388	46,764
Total assets	$2,958,685	$2,833,929
Liabilities and equity
Current liabilities:
Accounts payable	$76,205	$59,219
Accrued expenses and other current liabilities	556,982	478,560
Current portion of long-term debt	63,552	63,558
Total current liabilities	696,739	601,337
Long-term debt	2,211,011	2,281,210
Deferred income taxes	59,137	59,381
Other non-current liabilities	226,512	227,783
Total liabilities	3,193,399	3,169,711
Commitments and contingencies
Shareholders’ equity (deficit):
Preference shares ($0.0025 par value; 225,000,000 shares authorized; no shares issued and outstanding as of September 30, 2017 and December 31, 2016)	—	—
Common shares ($0.0025 par value; 560,000,000 shares authorized; 125,549,659 shares and 124,941,233 shares issued; 124,486,967 shares and 124,032,361 shares outstanding as of September 30, 2017 and December 31, 2016, respectively)	313	312
Additional paid in capital	2,701,387	2,708,836
Treasury shares, at cost (1,062,692 shares and 908,872 shares as of September 30, 2017 and December 31, 2016, respectively)	(15,988)	(14,166)
Accumulated deficit	(2,768,955)	(2,864,838)
Accumulated other comprehensive loss	(161,479)	(190,072)
Total shareholders’ equity (deficit)	(244,722)	(359,928)
Equity attributable to non-controlling interest in subsidiaries	10,008	24,146
Total equity (deficit)	(234,714)	(335,782)
Total liabilities and equity	$2,958,685	$2,833,929

TRAVELPORT WORLDWIDE LIMITED

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(unaudited)

(in $ thousands)	Nine Months Ended September 30, 2017	Nine Months Ended September 30, 2016
Operating activities
Net income	$94,910	$24,156
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	156,871	158,068
Amortization of customer loyalty payments	57,348	55,193
Allowance for prepaid incentives	—	10,684
Impairment of long-lived assets	685	4,586
Amortization of debt finance costs and debt discount	7,791	7,922
Gain on sale of a subsidiary	(1,217)	—
Loss on early extinguishment of debt	4,682	3,626
Unrealized (gain) loss on foreign exchange derivative instruments	(27,256)	3,159
Unrealized loss on interest rate derivative instruments	1,121	17,471
Equity-based compensation	24,445	21,760
Deferred income taxes	(304)	869
Customer loyalty payments	(54,592)	(56,533)
Pension liability contribution	(1,541)	(2,440)
Changes in assets and liabilities:
Accounts receivable	(39,209)	(38,802)
Other current assets	(7,493)	(15,501)
Accounts payable, accrued expenses and other current liabilities	61,504	19,315
Other	(3,403)	325

Net cash provided by operating activities	274,342	213,858

Investing activities
Property and equipment additions	(79,192)	(70,130)
Sale of subsidiary, net of cash disposed	(3,433)	—
Business acquired, net of cash	—	(15,009)

Net cash used in investing activities	(82,625)	(85,139)

Financing activities
Proceeds from term loans	114,000	143,291
Repayment of term loans	(181,813)	(211,103)
Repayment of capital lease obligations and other indebtedness	(29,811)	(34,206)
Proceeds from revolver borrowings	—	10,000
Repayment of revolver borrowings	—	(10,000)
Debt finance cost and lender fees	(686)	(7,791)
Dividend to shareholders	(28,234)	(27,859)
Purchase of non-controlling interest in a subsidiary	(1,063)	(7,820)
Proceeds from share issuance under employee share purchase plan and stock options	2,016	1,580
Treasury share purchase related to vesting of equity awards	(2,461)	(1,004)

Net cash used in financing activities	(128,052)	(144,912)

Effect of changes in exchange rates on cash and cash equivalents	1,043	(248)
Net increase (decrease) in cash and cash equivalents	64,708	(16,441)
Cash and cash equivalents at beginning of period	139,938	154,841

Cash and cash equivalents at end of period	$204,646	$138,400

Supplemental disclosures of cash flow information
Interest payments, net of capitalized interest	$83,294	$110,988
Income tax payments, net of refunds	23,540	15,069
Non-cash capital lease additions	17,984	16,554
Non-cash purchase of property and equipment	3,120	—

TRAVELPORT WORLDWIDE LIMITED

NON-GAAP MEASURES

(unaudited)

Reconciliation of Net Income to Adjusted Net Income, Adjusted Operating Income and Adjusted EBITDA	Three Months Ended September 30,		Nine Months Ended September 30,
(in $ thousands)	2017	2016	2017	2016
Net income	$4,681	$21,404	$94,910	$24,156
Adjustments:
Amortization of intangible assets	10,165	11,838	30,688	36,693
Gain on sale of a subsidiary	—	—	(1,217)	—
Loss on early extinguishment of debt	4,682	955	4,682	3,626
Equity-based compensation and related taxes	8,676	5,383	24,355	21,307
Corporate and restructuring costs	4,217	7,152	14,897	21,431
Impairment of long-lived assets	—	499	685	4,586
Other – non cash (*)	(9,285)	(3,741)	(34,498)	20,608
Tax impact of adjustments	(465)	(2,495)	2,532	(6,170)
Adjusted Net Income	22,671	40,995	137,034	126,237
Adjustments:
Interest expense, net	30,673	34,204	90,890	112,350
Remaining provision for income taxes	23,048	12,558	40,541	28,430
Adjusted Operating Income	76,392	87,757	268,465	267,017
Adjustments:
Depreciation and amortization of property and equipment	40,149	41,743	126,183	121,375
Amortization of customer loyalty payments	19,896	20,932	57,348	55,193
Adjusted EBITDA	$136,437	$150,432	$451,996	$443,585

(*)	Other—non cash includes (i) unrealized (gains) losses on foreign currency derivative contracts of $(7) million and $1 million for the three months ended September 30, 2017 and 2016, respectively, and $(27) million and $3 million for the nine months ended September 30, 2017 and 2016, respectively, (ii) unrealized (gain) loss on interest rate derivative contracts of $(2) million and $(4) million for the three months ended September 30, 2017 and 2016, respectively, and $1 million and $17 million for the nine months ended September 30, 2017 and 2016, respectively, (iii) $8 million related to revenue deferred in previous years for the nine months ended September 30, 2017 and (iv) other gains of $1 million for the nine months ended September 30, 2017.

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow	Three Months Ended September 30,		Nine Months Ended September 30,
(in $ thousands)	2017	2016	2017	2016
Net cash provided by operating activities	$95,735	$110,926	$274,342	$213,858
Less: capital expenditures on property and equipment additions	(32,363)	(25,145)	(79,192)	(70,130)
Free Cash Flow	$63,372	$85,781	$195,150	$143,728

TRAVELPORT WORLDWIDE LIMITED

NON-GAAP MEASURES AND OPERATING STATISTICS

(unaudited)

Reconciliation of Net Debt	September 30,	December 31,
(in $ thousands)	2017	2016
Current portion of long-term debt	$63,552	$63,558
Non-current portion of long-term debt	2,211,011	2,281,210
Total debt	2,274,563	2,344,768
Less: Cash and cash equivalents	(204,646)	(139,938)
Net Debt	$2,069,917	$2,204,830

Reconciliation of Income per Share – Diluted to Adjusted Income per Share – Diluted	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Income per share - diluted	$0.04	$0.17	$0.76	$0.18
Per share adjustments to net income to determine Adjusted Income per Share - diluted	0.14	0.16	0.33	0.84
Adjusted Income per Share - diluted	$0.18	$0.33	$1.09	$1.02

Reconciliation of Capital Expenditures	Three Months Ended September 30,		Nine Months Ended September 30,
(in $ thousands)	2017	2016	2017	2016
Property and equipment additions	$32,363	$25,145	$79,192	$70,130
Repayment of capital lease obligations and other indebtedness	10,321	10,664	29,811	34,206
Capital Expenditures	$42,684	$35,809	$109,003	$104,336

Other Metrics

	Three Months Ended September 30,			Nine Months Ended September 30,
(in thousands, except where specified)	2017	2016	% Change	2017	2016	% Change
Transaction value processed on the Travel Commerce Platform	$21,432,958	$19,912,707	8	$63,067,084	$60,833,894	4
Percent of Air segment revenue from away bookings	67%	66%	1	67%	67%	—
Hotel room nights sold	17,615	16,945	4	51,359	50,041	3
Car rental days sold	29,841	25,669	16	80,804	71,832	12
Hospitality segments per 100 airline tickets issued	48	49	(3)	46	47	(1)

TRAVELPORT WORLDWIDE LIMITED

DEFINITIONS

(unaudited)

Definitions

Adjusted EBITDA is defined as Adjusted Net Income (Loss) excluding depreciation and amortization of property and equipment, amortization of customer loyalty payments, interest expense, net (excluding unrealized gains (losses) on interest rate derivative instruments), and related income taxes.

Adjusted Income (Loss) per Share - Diluted is defined as Adjusted Net Income (Loss) for the period divided by the weighted average number of dilutive common shares.

Adjusted Net Income (Loss) is defined as net income (loss) from continuing operations excluding amortization of acquired intangible assets, gain (loss) on early extinguishment of debt, and items that are excluded under our debt covenants, such as, gain (loss) on sale of subsidiary, non-cash equity-based compensation, certain corporate and restructuring costs, non-cash impairment of long-lived assets, certain litigation and related costs, and other non-cash items such as unrealized foreign currency gains (losses) on earnings hedges, and unrealized gains (losses) on interest rate derivative instruments, along with any income tax related to these exclusions.

Adjusted Operating Income (Loss) is defined as Adjusted EBITDA less depreciation and amortization of property and equipment and amortization of customer loyalty payments.

Capital Expenditures is defined as cash paid for property and equipment plus repayments in relation to capital leases and other indebtedness.

Customer Loyalty Payments are payments made to travel agencies or travel providers with an objective of increasing the number of travel bookings using the Company’s Travel Commerce Platform and to improve the travel agencies or travel providers’ loyalty, which are instrumented through agreements with a term over a year. Under the contractual terms, the travel agency or travel provider commits to achieve certain economic objectives for the Company. Such costs are specifically identifiable to individual contracts with travel agencies or travel providers, which have determinable contractual lives. Due to the contractual nature of the payments, the Company believes that such assets are appropriately classified as intangible assets.

Free Cash Flow is defined as net cash provided by (used in) operating activities of continuing operations, less cash used for additions to property and equipment.

Net Debt is defined as total debt comprising of current and non-current portion of long-term debt minus cash and cash equivalents.

Reported Segments means travel provider revenue generating units (net of cancellations) sold by the Company’s travel agency network, geographically presented by region based upon the point of sale location.

Travel Commerce Platform RevPas (“RevPas”) represents Travel Commerce Platform revenue per segment and is computed by dividing Travel Commerce Platform revenue by the total number of Reported Segments.

TRAVELPORT WORLDWIDE LIMITED

NON-GAAP FINANCIAL MEASURES

(unaudited)

Non-GAAP Financial Measures

We utilize non-GAAP (or adjusted) financial measures, including Adjusted EBITDA, Adjusted Operating Income (Loss), Adjusted Net Income (Loss) and Adjusted Net Income (Loss) per Share – diluted, to provide useful supplemental information to assist investors in understanding and assessing our performance and financial results on the same basis that management uses internally. These adjusted financial measures provide investors greater transparency with respect to key metrics used by management to evaluate our core operations, forecast future results, determine future capital investment allocations and understand business trends within the industry. These metrics are also used by our Board of Directors to determine incentive compensation for future periods. Management believes the adjusted financial measures assist investors in the comparison of financial results between periods as such measures exclude certain items that management believes are not reflective of our core operating performance consistent with how management reviews the business.

Adjusted Net Income (Loss), Adjusted Net Income (Loss) per Share – diluted, Adjusted Operating Income (Loss) and Adjusted EBITDA are supplemental measures of operating performance that do not represent, and should not be considered as, alternatives to net income (loss) or net income (loss) per share – diluted, as determined under U.S. GAAP. In addition, these measures may not be comparable to similarly named measures used by other companies.

We believe Adjusted Income (Loss) per Share-diluted is a useful measure for our investors as it represents, on a per share basis, our consolidated results, taking into account depreciation and amortization on property and equipment and amortization of customer loyalty payments, as well as other items which are not allocated to the operating businesses such as interest expense (excluding unrealized gains (losses) on interest rate derivative instruments) and related income taxes but excluding the effects of certain expenses not directly tied to the core operations of our businesses. Adjusted Income (Loss) per Share-diluted has similar limitations as Adjusted Net Income (Loss), Adjusted Operating Income (Loss) and Adjusted EBITDA and may not be comparable to similarly named measures used by other companies. In addition, Adjusted Net Income (Loss) does not include all items that affect our net income (loss) and net income (loss) per share for the period. Therefore, we believe it is important to evaluate these measures along with our consolidated condensed statements of operations.

We believe our important measure of liquidity is Free Cash Flow. This measure is useful indicator of our ability to generate cash to meet our liquidity demands. We use Free Cash Flow to conduct and evaluate our operating liquidity. We believe it typically presents an alternate measure of cash flows since purchases of property and equipment are a necessary component of our ongoing operations and provides useful information regarding how cash provided by operating activities compares to the property and equipment investments required to maintain and grow our platform.  We believe it provides investors with an understanding of how assets are performing and measures management’s effectiveness in managing cash.  Free Cash Flow is non-GAAP measure and may not be comparable to similarly named measures used by other companies.  This measure has limitation in that it does not represent the total increase or decrease in the cash balance for the period, nor do they represent residual cash flow for discretionary expenditures. This measure should not be considered as measure of liquidity or cash flows from operations as determined under U.S. GAAP.

We use Capital Expenditures to determine our total cash spent on acquisition of property and equipment and cash repayment of capital lease obligation and other indebtedness. We believe this measure provides management and investors an understanding of total capital invested in the development of our platform. Capital Expenditures is a non-GAAP measure and may not be comparable to similarly named measures used by other entities. This measure has limitation in that it aggregates cash flows from investing and financing activities as determined under U.S. GAAP.

Management uses Net Debt to review our overall liquidity, financial flexibility, capital structure and leverage. Further, we believe, certain debt rating agencies, creditors and credit analysts monitor our Net Debt as part of their assessment of our business. Net Debt is not a measurement of our indebtedness under U.S. GAAP and should not be considered in isolation or as alternative to assess our total debt or any other measures derived in accordance with U.S. GAAP.

These non-GAAP financial measures have limitations as analytical tools and should not be considered in isolation or as a substitute for analysis of Travelport’s results as reported under U.S. GAAP.